EXHIBIT 23.3

CONSENT OF INDEPENDENT ACCOUNTANTS

We consent to the incorporation by reference in the Registration Statement on Form S-8 filed by MB Financial, Inc. pertaining to the MB Financial, Inc. 1997 Omnibus Incentive Plan of our report dated February 9, 2001, on our audit of the consolidated statements of income, changes in stockholders' equity and cash flows for the year ending December 31, 2000 of MB Financial, Inc., a Delaware corporation, and Subsidiaries, prior to its 2001 merger with MidCity Financial Corporation, which report appears in the Annual Report on Form 10-K for the year ended December 31, 2002 of MB Financial Inc., a Maryland corporation.

/S/ McGLADREY & PULLEN, LLP
Schaumburg, Illinois
June 3, 2003